Exhibit 99.1

On April 22, 2020, The Interpublic Group of Companies, Inc. held a conference call to discuss its first-quarter 2020 results.

CALL PARTICIPANTS

IPG PARTICIPANTS
Michael Roth
Chairman of the Board and Chief Executive Officer

Ellen Johnson
Executive Vice President and Chief Financial Officer

Jerry Leshne
Senior Vice President, Investor Relations

ANALYST PARTICIPANTS

Alexia S. Quadrani J.P. Morgan Benjamin Swinburne Morgan Stanley Tim Nollen Macquarie

CONFERENCE CALL TRANSCRIPT

COMPANY PRESENTATION AND REMARKS
Operator:
Good morning, and welcome to the Interpublic Group first-quarter 2020 conference call. . . . I would now like to introduce Mr. Jerry Leshne, Senior Vice President of Investor Relations. Sir, you may go ahead.

Jerry Leshne, Senior Vice President, Investor Relations:
Thank you. Good morning. Thank you all for joining us this morning. We hope you are well.
This morning we are joined by Michael Roth and Ellen Johnson. In keeping with social distancing, we are each in different locations, so we would ask you to please bear with us should there be any minor delays.
As usual, we have posted our earnings release and our slide presentation on our website, interpublic.com. We will begin our call with prepared remarks, to be followed by Q&A, and plan to conclude before market open at 9:30 a.m. Eastern.
During this call, we will refer to forward-looking statements about our Company. These are subject to the uncertainties in the cautionary statement that is included in our earnings release and the slide presentation, and further detailed in our 10-Q and other filings with the SEC. These forward-looking statements may be affected by risks related to the spread and impact of the COVID-19 pandemic.
We will also refer to certain non-GAAP measures. We believe that these measures provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.
At this point, it is my pleasure to turn things over to Michael Roth.

Michael Roth, Chairman of the Board and Chief Executive Officer:
Thank you, Jerry, and thank you all for joining us this morning. Above all, we hope that you, your families and those you hold dear are safe and well. Our thoughts are with all of those who have been affected by this pandemic, with frontline health workers and others who provide essential services, and with our colleagues, around the world.
These are stressful times for society as a whole, for the global economy, and of course for business, which means the appropriate focus on this call is on updating you on where we stand in dealing with, and adjusting to, the new realities that are being driven by this health crisis.
Our top priority has been, and continues to be, the safety, health and well-being of our employees, clients and other key partners. Over 95% of our people globally are working from home, where they are safest against risks to their health. That has been the case for a bit over a month now. Our associates have made an extraordinary transition in their professional, as well as personal, lives. We are fortunate to have a work force that is comfortable leveraging technology, collaborating virtually and being part of a highly supportive set of networks, both within our Company and with client organizations as well.
This means Interpublic continues to actively serve our clients, across our agencies and disciplines, and around the world. We continue to help them navigate a range of far-reaching changes and complex challenges that require the highest-order of insight into human behavior and motivation, expertise when it comes to innovation in product and service delivery, as well as creativity and commitment.
Anecdotally, it bears mention that many of our senior teams are reporting that the intensity of what we are living through is leading to very deep engagement with clients, which could in time lead to even stronger and more productive relationships. Another recurrent theme in our conversation with clients is that they understand the value of our services and the importance of our work for their long-term competitiveness and growth.
I have said this before, but it deserves repeating: we have amazing and talented people, and it’s been inspiring to see the way they have rallied around one another and around our clients. Many of our agencies, in markets as disparate as the U.K., Australia and markets across Asia and Latin America, have also been actively involved in helping their governments inform local populations about the public health crisis. We’ve done great work that is helping to change behavior, and which we hope will contribute to altering the trajectory of the pandemic.
Since the initial COVID-19 outbreak, the senior-most IPG corporate team has been in close and consistent contact with our medical advisors, getting their guidance on key public health and policy issues, so as to ensure that we are taking the appropriate protective actions for the health and safety of our employees. We have also been able to lean on our pre-established business continuity planning and crisis preparedness to share information and communicate decisions across the Company in a timely and effective manner, relying heavily on our risk, HR, IT and legal teams. This has been key given the fast-changing nature of the health situation.
It goes without saying that the speed at which this has all developed means that the most significant business challenge has been the very high level of uncertainty. There is not much in the way of historical precedent to draw on, for our Company, our industry or for the macroeconomic conditions that our clients must navigate. Across all business sectors, senior leaders understand that events have moved exceptionally quickly and will remain subject to major decisions driven largely by public health policy. Going forward, the actions of governments and regulators around the world will continue to be definitive, in terms of their impact on the health crisis and the global economy.
In this environment, visibility into marketing and media spend is, to say the least, challenging. Given the uncertain duration and extent of macroeconomic pressure and pace of eventual recovery, questions about forecasting and targeting are difficult to answer and quantify. Certainly, we expect a very difficult second quarter, after which we should have a better line of sight into the full year.
As always, as we move ahead, we remain committed to the high level of transparency that you have come to expect from this management team. We remain convinced that

Interpublic’s prospects for the future are sound, both in our ability to navigate the crisis and to take the actions that will allow us to emerge from it even stronger.
First, as we navigate the near-term, it’s noteworthy that our team has demonstrated over a period of many years that we have the financial and management talent, tools and business model to successfully manage through difficult times.
The steps being taken across our agencies and corporate group include deferred merit increases, freezes on hiring and temporary labor, major cuts in non-essential spending, furloughs in markets where that option is available and salary reductions where possible or appropriate. We are also taking advantage of any governmental programs that are available around the world.
Given the breadth and complexity of our portfolio, both in terms of the types of offerings, client mix and geographic presence, the impact of the crisis will be quite different across many of our companies. As such, there is no one-size-fits-all approach to the appropriate combination of cost actions.
At a number of our agencies, salary reductions have been applied, ranging up to 25% of base compensation. A few involve the entire employee population, while at others, they are focused on senior leadership. The management team at IPG immediately announced voluntary compensation cuts for the balance of 2020. These previously announced cuts have been increased and are deeper than anything else we have seen in the industry, since the reductions for our named executive officers will flow through to total compensation as well. We have also identified very significant corporate center cost savings, which are already being actioned.
We are of course doing what we can to minimize the impact on our people to the greatest degree possible. But, as you have already seen at some of our agencies, and we will regrettably see again, in order to align costs with the new revenue reality, staff reductions will be unavoidable in the face of the pressures most every business is facing. Cost containment alone will not be enough to keep pace in a world where certain client sectors look likely to be at a standstill for the foreseeable future, and large gatherings for cultural, sporting or business events may still be a ways in the offing.
We remain committed to providing a high level of support to our people, which is in keeping with our culture, and with the knowledge that talent is our key asset. This will ensure a strong foundation to resume our trajectory of industry-leading growth, coupled with margin expansion, in the macroeconomic recovery to follow.
A second vital area of focus during an economic downturn is liquidity and financial flexibility. We have a strong balance sheet. We began the year with $1.2 billion of cash, and concluded the first quarter with $1.55 billion. Our committed term credit facility is $1.5 billion, supported by a group of leading banks and committed for several years into the future.
Further, in late March, we arranged an additional $500 million 364-day committed credit facility with a consortium of banks.
In addition, we issued $650 million of 4.75% ten-year senior notes. With the strong market reception, our offering was upsized from $500 million. This effectively pre-funds the $500 million maturity coming due in October of this year. These are proactive and prudent measures to further enhance our financial resources.

Of course, our cash flow disciplines are active and have been intensified as appropriate. In addition to the extensive corporate cost actions I already mentioned, we have identified significant cap-ex that can be deferred for a time without detrimental effect. Working capital management has also been a priority for us. Along with that, collections and the historically high quality of our receivables also receive additional attention, especially in the most challenged economic sectors.
In this environment, the sustainability of our dividend at its current level is a reasonable question. Given the level of visibility we have today, the actions we have taken to date, and the potential for economic recovery later this year and into 2021, we do not think that action on the dividend is required at this point in time. Of course, we will continue to assess this decision given the current lack of visibility into upcoming quarters.
A third key area continues to be our focus on our clients and offerings. During the past five years, we have established very solid momentum relative to our peers in terms of our strategic differentiation, go-to-market offerings, revenue growth and account wins, as well as industry recognition. We are confident that our client-centric culture, open-architecture model and industry-leading data management capabilities will continue to develop and will help to see us through this challenging period.
Every economic downturn is somewhat different, and this one is of course unique. For IPG, the severe financial crisis and recession in late 2008 and 2009 was followed by our strong return to growth and margin expansion in 2010. That chapter can be instructive as to how our model could work over the coming months, with rigorous expense management and a flexible cost base that provides us with a buffer against some of the top-line headwinds. The bottom line is that, during the last crisis, we managed expenses appropriately to our revenue reality and also had two notably strong years of cash flow from working capital during the downturn. Exiting 2010, our balance sheet was stronger and our commercial offerings had moved dramatically ahead.
It’s unfortunate that our solid results in the first quarter cannot be indicative of the environment for the remainder of the year. It is, however, an indication of the competitiveness and the strength of our offerings and our people. With that said, in the first quarter we posted net organic growth of 0.3% and 4.9% EBITA margin against both headwinds, mainly in the U.S., and strong organic growth of 6.4% a year ago.
I will now turn this over to Ellen, to take us through the results in greater detail. We also continue to have business highlights to acknowledge, which I will come back to in my closing remarks, followed by a Q&A. Ellen:

Ellen Johnson, Executive Vice President and Chief Financial Officer:
Thank you, I’d like to begin by echoing Michael’s sentiments, and my hope that all of you, and your families and loved ones, are safe and healthy.
Before I turn to first-quarter financial performance, I want to underscore some of the key topics Michael touched on, notably that we have multiple cost and cashflow levers available in our business model, and those are being deployed.
Our finance teams are working in full partnership with our business leaders around the world to help lead the appropriate response to the crisis. Our balance sheet and liquidity are strong, and we have enhanced our position on both those fronts in recognition of the fact that they can play an essential role in ensuring that we are well-positioned to come out of the storm as an even-stronger company.
Turning, then, to our results in the quarter, and the slides that accompany my remarks.
On slide 2, you’ll see a summary of our results. At a high level, our revenue performance continued to show the impact of certain past account losses that we have spoken to previously. We did begin to see some impact on client spending from the pandemic as well, notably in AsiaPac throughout the first quarter and in other markets as we moved deeper into March. Nonetheless, we were able to flex our operating expenses and deliver a solid margin result.
First-quarter net revenue organic growth was 0.3%. That includes, and is in spite of, those previously disclosed headwinds, which were 3.7% in the U.S. in the quarter, and is on top of strong organic growth of 6.4% a year ago. U.S. organic growth was 0.8% and is on top of 5.7% growth in Q1 2019.
Our international organic change was negative 0.7%, against very strong growth of 7.7% a year ago.
While the impact of the growing pandemic in the quarter on our revenue is difficult to estimate with precision, it was understandably significant in China as well as several other AsiaPac countries. Outside of AsiaPac, we saw some impact in March in the U.S. and Europe.
Q1 EBITA was $97.2 million, compared with adjusted EBITA of $103.6 million a year ago. The decrease reflects the impact of the client actions that we have described on prior calls, which had a disproportionate impact to EBITA in our seasonally small first quarter. We begin to partially cycle the headwinds in Q2, and will fully cycle their impact at midyear.
EBITA margin on net revenue was 4.9% in the quarter, a strong result given the discrete client items and the pandemic impact that we continue to face.
For the quarter, our adjusted diluted earnings per share was $0.11, which excludes the after-tax impact of the amortization of acquired intangibles and the loss on sales of certain small, nonstrategic businesses in different world markets. That is flat with a fully adjusted $0.11 per diluted share a year ago.

We were pleased by the market reception of our $650 million 4.75% 10-year senior notes issuance. We also added a new $500 million credit facility with a term of 364 days to further strengthen our financial resources.
Turning to slide 3, you’ll see our P&L for the quarter. I’ll cover revenue and operating expenses in detail in the slides that follow.
Turning to Q1 revenue on slide 4, net revenue was $1.97 billion.

•	Compared to Q1 2019, the impact of the change in exchange rates was negative 1.0%, with the U.S. dollar stronger against every region.

•	Net divestitures were 0.9%, which represents the disposition of certain small, nonstrategic businesses over the past twelve months.

•	The resulting organic revenue increase was 0.3%.
At the bottom of this slide, we break out our operating segments:

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As you can see, the organic change in our IAN segment was negative 30 basis points. That’s against very strong organic growth of 7.4% a year ago and reflects the headwinds and some impact from the pandemic.

◦	At our CMG segment, organic growth was 3.7%, with most of our marketing services specialists contributing to growth in the quarter.
Moving on to slide 5, organic revenue change by region:

•	In the U.S., first-quarter organic revenue growth was 0.8%, against 5.7% a year ago.

◦	The impact of revenue headwinds was 3.7%. It’s worth noting that all client sectors in the U.S. increased except the two sectors with prior-year client losses.

◦	We saw strong quarters from MullenLowe and FCB Health, as well as Hill Holliday, Carmichael Lynch and Tierney.

◦	CMG contributed to growth very broadly across service specialties.

•	In our international markets, the organic change of net revenue was negative 70 basis points, which is against 7.7% growth a year ago.

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In the U.K., our organic growth change was negative 1.8%, which is compared to 5.7% growth a year ago. Growth in CMG and our media offerings was more than offset by client-specific reductions in other parts of the portfolio.

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In Continental Europe, organic growth was 1.2%, on top of 7.6% in Q1 2019, with growth led by McCann and CMG. Among our largest markets in the region, we were led by growth in Spain, France and Germany. We did see some impact to revenue from the pandemic as the quarter progressed.

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In AsiaPac, our net organic revenue change was negative 5.3%. The COVID-19 virus had an impact in most of our national markets in the region, with event cancellations and marketing campaigns that were deferred or cancelled. As a result, China, Hong Kong and Singapore had double-digit decreases in the quarter. The negative 5.3% quarterly result marks the steepest decrease we have seen in this part of the world since the last recession. Our people in China worked from home for most of the quarter. Most are now back in the office, either full-time or in split shifts.

◦	LatAm grew 10.7% organically in Q1, on top of 23.8% a year ago. We had strong organic growth across the region and in most national markets. Our growth was led by McCann, media, Huge, R/GA and CMG.

◦	In our “Other Markets” group, our organic change was negative 2.4%, with decreases in South Africa offsetting solid performance in Canada. The Middle East was flat.
Moving on to slide 6 and operating expenses, which were again well-controlled in the quarter.

•	Net operating expenses decreased 1.4% as adjusted for amortization and last year’s first-quarter restructuring charge, compared to our net revenue decrease of 1.6%.

•	Our ratio of salaries & related expenses to net revenue, in our seasonally small first quarter, was 72.1%, compared with 70.9% a year ago.

◦	Underneath that, we de-levered on our expense for base payroll and temporary labor, due to slower revenue growth in the quarter, and our severance expense was also elevated relative to a year ago.

◦	Going the other way, we leveraged our expense for performance-based incentive compensation in the quarter and for “all other” salaries & related expenses.

◦	At quarter end, total headcount was approximately 54,500, an increase of 1.0% from a year ago.

•	Our office & other direct expense was was 19.2% of first-quarter net revenue, compared with 19.4% a year ago

◦	Within office & other direct, we de-levered our expense for occupancy by 10 basis points.

◦	That was more than offset by leverage on our expense for travel, meetings and office supplies.

•	Our SG&A expense was 1.1% of net revenue, compared with 2.1% a year ago, which reflects the decrease of performance-based incentive compensation in SG&A and lower general expenses.
Turning to slide 7, we present the detail on adjustments to our reported first-quarter results, in order to give you better transparency and a picture of comparable performance. This begins on the left-hand side with our reported results and steps through to EBITA and our adjusted diluted EPS:

•	Our D&A expense includes $21.3 million for the amortization of acquired intangibles.

•	Below operating expenses, we had a loss in the quarter of $23.3 million in “other” expense, related to the disposition of a few small, nonstrategic businesses.

•
At the foot of this slide, you can see the after-tax impact per diluted share of these two adjustments. Their total is $0.10 per diluted share, which is the difference between the reported diluted EPS of $0.01 and $0.11 as adjusted.

On slide 8, we turn to Q1 cash flow:

•	Cash used in operations was $277.1 million, compared with a use of $93.5 million a year ago. Last year’s result was unusually favorable for a first quarter due to timing.
As a reminder, our operating cash flow is highly seasonal, and can be additionally subject to change by only a few days of collection and disbursement activity. We typically generate significant cash from working capital in the fourth quarter and use cash in the first quarter. During this year’s first quarter, cash used in working capital was $371.6 million. In the fourth quarter of 2019 we generated $603.1 million from working capital.

•	Investing activities used $60.8 million in the quarter, including $44.6 million for cap-ex.

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Our financing activities provided $744.4 million, net, mainly due to the proceeds of our note issuance in March and to an increase in short-term borrowings. We used $100.0 million for our common stock dividend.

•	Our net increase in cash for the quarter was $359.8 million.
slide 9 is the current portion of our balance sheet. We ended the quarter with $1.55 billion of cash. Our current liabilities include the maturity of our 3.5% $500 million senior notes due in October.
Slide 10 depicts the maturities of our outstanding debt and reflects the new 4.75% $650 million maturity in 2030. Total debt at quarter-end was $4.2 billion, with diversified maturities going forward.
In summary, on slide 11, our teams continue to execute at a high level. Despite the significant uncertainty that we are seeing due to the unprecedented healthcare situation, the strength of our balance sheet and liquidity mean that we remain well-positioned financially and commercially.
With that, I’ll turn it back to Michael.

Mr. Roth:
Thank you, Ellen.
As I mentioned at the outset, the human toll of the COVID-19 crisis continues to grow. Some among us have suffered painful losses of loved ones, family members or colleagues. Our sympathy goes out to those who have been personally touched by the disease. And our appreciation goes out to all of the essential workers who are allowing us to stay home, stay safe and hopefully shorten the impact of the crisis.
In this context, it’s inspiring to see our agencies continue to produce work in partnership with their clients that celebrates these true heroes - the medical professionals, transit employees, grocery and pharmacy workers, delivery people and more - and the crucial services that they are providing.
Our companies are also working closely with existing clients to help them meet business goals, and we continue to win new business in many parts of our world.
There is no question that the impact the crisis is having on the global economy will be reflected in the revenue of our industry.
However, I wanted to mention a few notable wins and retentions that occurred in March and April, as examples of the resilience of our companies. Weber Shandwick won a significant assignment from Sanofi Pasteur, UM won Shinola, Initiative brought in new international brands from Pernod Ricard, as well as a major new biopharmaceutical company that we are not yet able to announce. In addition, FCB New York won Mike’s Hard Lemonade, Birds Eye selected McCann London, and MullenLowe Singapore landed that country’s navy account.
Of significant note, two of Mediabrands and Kinesso’s largest global clients also recently agreed to multi-year extensions of their service agreements. What is noteworthy is that all these accounts were won - or retained - after the onset of the health crisis and demonstrate how, even when working remotely, we are able to move the business forward.
Obviously, our companies are experiencing varied impacts, dependent on their geographic footprint, their mix of services, as well as whether they have greater concentration of existing clients in the most impacted sectors.
One notable trend that we are observing early in the crisis relates to healthcare, which as you know is our largest client sector, with significant expertise and presence at FCB, McCann, CMG, Hill Holliday, MullenLowe and, increasingly, at Mediabrands. The sector represents approximately one quarter of our revenue base and looks to be less dramatically impacted than many other industries.
Sectors outside of healthcare that have shown some strength include tech, new economy and telecommunications clients, especially at Mediabrands and McCann. Other areas of relative stability within our client roster include consumer goods and those retailers focused on e-commerce, essential consumer products and strong value propositions.
Clients like travel, hospitality and some retail, on the other hand, have shown less resilience when it comes to planned marketing activity for the coming quarters.

In recent quarters, we have discussed with you the strategic benefits of our investment in data to help future-proof our Company and make us a better partner to clients. Another important aspect of the business that should be recognized is our management of first-party data. At Acxiom, for example, two-thirds of the company’s business consists of long-term contracts with client partners to manage their proprietary databases. These are fundamental business relationships that are critical to helping companies drive sales and marketing.
As a result of these relationships, we believe that a business like Acxiom is positioned to fare relatively better than others in our sector in a challenged macro environment. And, when combined with the offerings of Kinesso, the data-driven and highly targeted kinds of addressable media solutions we are creating should be of particular interest to our clients in the current economic climate.
At CMG, we are seeing a range of outcomes. There continues to be demand for the advisory side of the business, especially in the PR space. This means we are seeing opportunities for crisis communications and strategic services from the group. However, as you’d expect, other parts of the business, such as experiential and sports marketing, are being hit.
Our creative global networks are also seeing varied impacts that are dependent on client mix. Nonetheless, we continue to see strong engagement with clients, a limited amount of virtual new business activity and early indicators from Asia of what it will take to put our people back to work in a way that is both safe and productive.
These agencies have put new creative product into the market over the last six weeks, demonstrating our ability to execute high-concept work, even when working remotely. If you’re like me, you’re watching a lot of linear news, and here in the U.S. you may have seen the new work McCann created for Microsoft Teams, as well as the “Pay It Forward” work for Verizon, focused on helping small businesses. FCB has done a lot of outstanding work, including very timely work for Kimberly-Clark’s Cottonelle, called #ShareASquare, and long-time U.K. client Sport England. MullenLowe worked with Providence - one of the largest health systems in the United States. - to create a PSA featuring the frontline workers in this crisis. And The Martin Agency recently produced an inspiring campaign for their UPS client called #ThanksForDelivering. We’ve captured many case studies and posted them on our corporate website, to showcase the kind of work being created in this new context.
One of the things that’s coming into focus as we garner consumer insights and develop new work is that the ways in which we connect with consumers are fundamentally changing, and brand purpose will be more important than ever. That’s true for IPG, as well. How we work will also be transformed. In fact, our COVID-19 Steering Committee has begun various workstreams to examine what it will look like for us and our people when we do start to return to the office. From large questions, such as who returns first, whether we do so in shifts, how we protect our more vulnerable colleagues, to tactical issues like how many people can ride an elevator at one time. The goal in answering all these questions is to do the absolute most to protect the health, wellness and security of our people. While we have a ways to go, it is very encouraging that this work has begun.
As we look forward from the present day, and the far-reaching dislocation of the current crisis, it is likely that many new consumer and business models will emerge. Some of these, for example, will involve an acceleration of trends in technology and media that had already begun underway. There will be enduring transformations of social and commercial norms and how consumers relate to brands, media and one another. We are looking forward to helping our marketers adapt.
As a result, while the short term will clearly be a challenge, we believe that the foundational role that we play as a unique resource for audience identification, communications planning, ideation and dependable execution will be strengthened and return to high demand when we round into an economic recovery.
Complex challenges continue to escalate the need for high-order innovation. And the culture, which had seemed as if it couldn’t move possibly any faster, is only beginning to process how it will adapt to the lasting effects of this systemic crisis. Going forward, a passive marketer, without a strong point of view, and a full range of communication tools and expertise, will be at increasingly high risk. Clients will want their voices heard and their actions understood in ways that are relevant to consumers and also drive performance in the marketplace.
Marketers will therefore have to leverage the best expertise available in order to succeed in the years ahead. We are optimistic that Interpublic remains a distinctively well-resourced partner, with expertise across digital channels, data, media, creativity and a range of specialized services. We also have moved proactively to bolster our strong balance sheet and liquidity, so as to ensure that we can move through the economic downturn and support the needs of our various stakeholders. As you have heard, engagement with clients is ongoing. And the talent and dedication of our people, many of whom, while they are working from home, are working harder than ever, is exceptional and deserving of our thanks.
This is an unprecedented time, but we have a strong foundation in place. We are focused on helping clients. We will be disciplined in managing the business and taking actions to adjust to the revenue reality. Our people are doing their part, using the full range of our Company’s expertise to do good in the face of this crisis. Our highly relevant offerings and track record of collaborative, open-architecture client solutions position us to leverage opportunity now and once the macroeconomic situation stabilizes and a recovery begins. As such we also remain well-positioned for continuing long-term value creation.
We will of course keep you posted on key developments, share our perspective on our visibility into the evolving landscape, and, as always, we look forward to answering your questions.
At this point, I thank you, and I would like to turn it over to our operator.

QUESTIONS AND ANSWERS
Operator:
. . . . Our first question is from Alexia Quadrani with J.P. Morgan. You may go ahead
Alexia S. Quadrani, J.P. Morgan:
Hi. Thank you very much. I just have a big picture question and then I have a follow-up if you don’t mind. Understanding the visibility is extremely limited, but can you provide what color you - what you already know, what you’ve seen so far in this quarter in April to help us to have a better understanding of the overall environment? For example, how much of a benefit has this re-messaging work that you’re doing to update ads for your clients, how much of a benefit is that into revenues, and is that continuing insofar as you look ahead in Q2? Or was it really something you benefit from for a couple of weeks and now it’s kind of waning?
And then my follow-up is, can you give us a sense of what percent of CMG has come to a complete standstill or pause, like events or sports marketing?
Michael Roth, Chairman of the Board and Chief Executive Officer:
Good morning, Alexia. How are you?
Ms. Quadrani:
Good morning. I hope you guys are all well

Mr. Roth:
Same here. I apologize for the length of our prepared remarks, but what we tried to do was anticipate a lot of questions. So, given the difficulty of working remotely here, we can address them. And, no surprise, Alexia, I was surprised you didn’t ask me by week how our business is in the month of April.
I said on the call, in terms of my prepared remarks, the second quarter is not going to be pretty. The reason for it is, in the second quarter, our clients, like everyone else, it’s hard to predict where this is going. So if you want to, call them schizophrenic. You know one day they do cuttings dramatically, the next day they feel it’s a good time to build brands and get messaging out there. So the second quarter is going to see a lot of ups and downs.
I tried to outline in my remarks a lot of the good things we’re doing. We are working with our brands. I think more recently our brands are realizing that they have to start preparing work for when we do come out of this difficult position, that they have to be positioned with a strong message. And there is where creativity and the data analytics that we have to reach the right consumers with the right message are very relevant. So what’s encouraging is we’re starting to see conversations like that with our clients.
But, on the other hand, we have sectors like airlines and ships, cruise lines, that have come to a standstill, and we don’t see that coming back until, frankly, the economy is normal, or whatever that definition is. So it’s no question that the second quarter - we believe based on we do a bottoms up attempt at what this is going to look like - the second quarter should be the worst of the quarters. We have an assumption. And, again, that changes by the hour based on the way our clients spend and how they’re looking at it. But we see starting recovery in the third quarter at some point and then seeing a stronger recovery somewhat in the fourth quarter going into next year.

So our bottoms up approach to that is how we base whatever actions we’re taking now so that we’re positioned to match our costs with our revenues. There are dialogues going on. Clients are spending. We have some clients that are doing quite well in this environment. Emphasis on the healthcare side of the business. It’s actually 28% of our business, and it’s -so far, knock on wood - is performing well. And we’re actively involved in a lot of the new stuff that you’re seeing on TV in terms of new innovations. Obviously a number of those companies, including J&J and Gilead and things like that, we have a number of relationships that we’re working with those companies directly. So we’re encouraged by that, and we continue to focus on adding value to what the messaging is with our clients.
And so, second quarter, strap on your helmet, but it’s manageable. We stress test our business. We go through a number of revenue streams in terms of down and stress our working capital requirements, our financing. And, I can tell you, under the most difficult positions, which I don’t believe we’re going to see, but we have to stress test, we are financially very sound, and our people and our resources are ready when that turnaround occurs. And that’s what you would expect management to do. So we have stress tested the Company from a cash flow point of view, from a resource point of view, and our existing client demands are still there, and it’s impressive that we are delivering good work in this environment remotely.
And that’s why it’s frankly going to change the way we’re going to work in the future, because, candidly, working remotely, we did some surveys that say our people enjoy that, and it’s very effective.
Your second question, as far as events and so on, I think I’ve mentioned this before, we have sports marketing, we have events, we have a whole bunch of different services that obviously have come to a pretty difficult position right now. And depending on -most notably sports on TV, as we all know, since we’re watching old events like the old Masters, are not there, so clearly that part of the CMG business has taken a hit. We’ve said the ratio of that sort of business across our business lines is in the 2% to 5% range, depending on what you count as an “event,” but use that as a guideline.
As you know, we’re well-diversified in terms of our offerings, and some of our businesses are up and continue to be strong even in this environment, and some of our businesses are obviously at a standstill. And that’s why the benefit of a holding company comes through, in that we’re positioned in whatever sector is active
Ms. Quadrani:
Michael, can I just ask you a follow-up on something you said about hoping to see bit better - or at least less decline - better performance in Q3 versus Q2? Is that based on your view of the economy, or is it what clients are saying to you, or is it based on maybe upfront cancellations that you’re seeing coming into May 1? I’m just curious if there’s any other color you can give us behind your confidence that we might see a little bit better performance in Q3.
Mr. Roth:
It’s a tough one, and obviously I wrestled with whether I would even make that comment because the visibility isn’t that clear. And I’ve got to put enough caveats on it. But the conversations we’ve had with clients range from, yes, we think it’s coming back in the third, later part of the third quarter, or some clients don’t think it’s coming back till the first part of next year.

So what we do is, we did a review of all of our businesses with all our operators to get their perspective. And they tend to be a little more positive about the outlook. We do see, anecdotally, clients coming back and talking to us and using the third quarter as a straw person or event to start building brands again and coming back. So that’s where that comes from. There is no scientific method of doing that. We don’t have the visibility to make that a blanket statement. But for purposes of planning, that’s what we’re using. And, obviously, by stress testing it so that it doesn’t occur till the fourth quarter or the degree of negativity in terms of the organic growth is higher than what we think it would be, that’s how we stress test our business, and that’s how our CEOs are operating their businesses. And each of our businesses has a different perspective based on their client mix. Obviously, some of our agencies are more weighted in airlines and cruise environments, and clearly those are challenged more than others. And, therefore, whatever cost actions are necessary in those agencies, frankly, have already been taken. So, it’s not an exact answer. I wish I could answer that question, but I think if you look at everybody else who’s trying to forecast, the answer is, you can’t. But you have to at least take an attempt at what you’re hearing and seeing.
I think it’s a combination of some optimistic clients because they’re in a market that sees that. Consumer goods, for example. You know, one of the issues with our consumer goods clients is, they don’t have supply. So, why do you need to advertise when you don’t have supply to deliver? And the answer is, because the brand has to be out there in the marketplace. Some of our brands don’t need to advertise because they’re in the ecommerce or in the internet world, and the business is doing well. So, it’s a client-by-client basis, it’s a geographic issue. And clients frankly are wrestling with the timing of when they come back or how they spend their dollars, and that’s why you see such variances. This can change daily, Alexia, in terms of whether clients are cutting or whether they’re spending, and we just have to be flexible in terms of how we approach that.
Ms. Quadrani:
Thank you. That’s very helpful. I really appreciate it.
Mr. Roth:
Thank you, Alexia. Be safe.
Ms. Quadrani:
You, too.
Operator:
Thank you. The next question is from Ben Swinburne with Morgan Stanley. You may go ahead.

Benjamin Swinburne, Morgan Stanley:
Thanks. Good morning. It’s good to hear everybody’s voices. I hope you’re well.
Michael Roth, Chairman of the Board and Chief Executive Officer:
Yes. Same here.

Mr. Swinburne:
Michael, I know, I totally understand, visibility is what it is. I get that. But I want to ask the question this way. You lived through the financial crisis, as we all did covering your Company, or most of us did. How would you compare this situation? I know it’s different in that it’s a health issue, but, economically and the client reaction to that?

Looking back, you guys had a couple of negative-15% type quarters in ’09. That was sort of as bad as it got. Should we be thinking about that experience as relevant here?
And then to your point about, you made the comment about, schizophrenic, changing by the hour. How do you approach staff reductions given that uncertainty, because, obviously, you have to think about letting people go who you may actually need in six months? I was just curious, because, obviously, how you approach costs really is important to how we think about the rest of this year into next year.
Mr. Roth:
It’s a fair question, Ben, and needless to say we ask ourselves the same question. You have to look at ’09 as, this is different. There’s no question, it’s different. And, by the way, IPG is a different company.

Mr. Swinburne:
Yes.
Mr. Roth:
If you think about it, in those days I think we had a $2 billion difference in revenue. Today we’re investment grade, then we weren’t. We were scrapping to raise capital in those days, and we had some pretty interesting debt offerings that we participated in. And now we were able to tap the markets and upsize the debt on an investment-grade basis without a change in our ratings. So we are a different company. But I think the difference between ’09 and now is the consumer demand issue. In ’09, it was a capital question, right?
Mr. Swinburne:
Right.
Mr. Roth:
You couldn’t have access to capital, and that was difficult, and therefore clients were concerned and cut spending because they really had to focus on liquidity to survive. Here they’re focusing on liquidity, but one of the reasons they’re focusing on liquidity is because they want to be able to maintain their people. And that’s different than it was in ’09. If you look at the actions we took in ’09 - and we actually had the same management team, so the benefit is we’ve been through this before -

Mr. Swinburne:
Right.
Mr. Roth:
- and we handled it pretty well.
The size of the cost reductions that we had in ’09 versus what we think we’re going to experience now are a lot different: (a) a different-sized company; (b) we have a better line of sight in terms of the competitiveness of our offerings. And, frankly, we were performing much better even before this crisis in terms of leading the sector in terms of winning new business and organic growth. So from a company perspective, we’re a lot different.
The cuts that we’re taking - and by the way the cuts are not insignificant - but I listed all the areas of our flexible cost base that we’ve taken. And the last thing we do is headcount reductions because we do believe this will turn around, and we are focusing on maintaining our existing base. What was interesting in ’09 is, we continued to invest in new offerings in ’09. So when the turnaround came, we were well-positioned to do that. We’re doing the same thing now, and we’re - I’d say we’re using more furloughs and salary reductions this time around than we did in ’09. In ’09, we took significant headcount reductions versus what we’re doing now.
I know, look, any headcount reduction is painful, but if you compare what we’re doing now versus what we did in ’09, it’s a lot different. And we are focused. Look, we spent a number of years investing for example in data analytics with the Acxiom transaction, the formation of Kinesso. These people are in demand and we want to make sure that we protect our employee base as well as our creative capability and all the different PR expertise that we’ve built up.
Having been gone through this, we’re doing this on a very thoughtful way with a view towards, are we positioned to pounce on the turnaround with the strength of our offerings? And I’m very comfortable that where we are today does not put us at a disadvantage at all as we come through this. And, frankly, the culture of our Company, the way we’re going about this: we’re extending medical benefits to people, we’re giving them access to their retirement plans without penalties. We’re doing all the best practices there are to make sure that our culture, which has always been very strong, continues to be an attractive aspect of working with IPG and all of its affiliates.
Mr. Swinburne:
That’s very helpful, Michael. So do we read into that, the fact that you don’t have to make the cuts as deep - which is great - that you don’t expect the revenue pressure to be as significant? Or maybe you just expect it to be of a shorter duration pressure? I don’t know if you would have any thoughts there..
Mr. Roth:
You know, you tell me the answer to that. When I said we stress tested, we stress tested in different levels. So obviously -

Mr. Swinburne:
Right.
Mr. Roth:
- if we’re wrong in our initial pass, there are additional actions. That’s the benefit of our cost profile and our variable cost model, and we’ve shown we’ve been able to act on that model. So rather than doing the worst-case scenario upfront, we’ve chosen to take another look at it once we get better visibility into the second quarter. So we always have that as an ability for us. So, yes, I think we learned a lot in ’09 in terms of how you go about doing this to preserve our talent, which is critical. So we’re really looking at all the other costs that we have first, which is the right way to look at it.
That said, in those sectors that have basically come to a standstill, and particularly in the events side and in the sectors like airlines and cruise ships and things like that, our model dictates staffing reductions in those environments. And that’s why we say we have a variable cost model that works. So, that’s where you’re going to see the initial headcount reductions, and we’re doing what we can in terms of voluntary salary reductions and furloughs to make sure our employee base is well-treated and ready to perform in this crisis as well as the turnaround.
Mr. Swinburne:
Thanks so much.

Mr. Roth:
Thank you, Ben.

Operator:
Thank you. Our last question comes from Tim Nollen with Macquarie. You may go ahead.
Tim Nollen, Macquarie:
Thanks very much, and thanks for a very thorough presentation.
Michael, I wanted to pick up on your comment on trends accelerating in tech and media. A couple parts to the question. I wanted to ask about Acxiom first off. I think this is the first quarter that you would consider it organic growth. I don’t know if it’s possible, or if you care to give us a figure on how Acxiom did?
And then as a follow-up on acceleration. You know we’ve seen a lot of third-party estimates and comments on drops in traditional media spending. I wonder if you could talk a little bit about the shift to more personalized marketing and more automation in media, the role that Acxiom plays there, and just in general your direct, your personalized, marketing efforts. Do you see that as a near-term as well as a longer-term acceleration in that trend? And then how well you are positioned for that? Thanks.
Michael Roth, Chairman of the Board and Chief Executive Officer:
By the way, I think we already saw a shift in media going more towards digital than linear. I mean, although everyone’s watching TV now, all right, but the ad spend is down. So, viewership is up, but the ad spend is down. And it’s much more flexible to deal with digital. So there’s no question that the shift that we already saw happening is accelerating on the digital side of the business.
And, obviously, data and analytics in Kinesso and Acxiom, and the creative coupled with that, gives us a tremendous advantage in terms of finding - we know where the audiences are right now. They’re sitting home, and they’re streaming, and some of the streaming products out there are ad-supported. Social media is - we’re seeing a lot of that. Search, obviously. How do you buy those disinfectants, where can you get it? So all of that stuff that’s going on right now plays to the strength of our data analytics and our offerings that we have with the acquisition of Acxiom and the formation of Kinesso, working in conjunction with Mediabrands.
That was the bet we made in terms of the future of the business, and we’re seeing it accelerate significantly during this period of time. We don’t give out Acxiom numbers, but I’ll tell you, in the first quarter Acxiom performed the way they should in terms of our base case and so on. And the point I made about two-thirds of their business is first-party data: if anything is essential, first-party data of companies is essential for them to run their businesses. So we’re more comfortable with the two-thirds of the first-party data business of Acxiom than some of the others.
Obviously where it could impact is on new logos and things like that. But, believe it or not, we are pitching for new business right now. We have some big pitches going on that we’re doing remotely. So I think what’s happening right now, yes, it’s an acceleration to digital, no question about it. The movement from linear to digital is easier now. But people still are spending on television because that’s where the content is. So it’s affecting - and that’s where we add value, in helping our clients know where to allocate between linear and digital.
Our entire business model is being tested right now, and we have great assets that can answer the questions that clients are looking for answers to. I think that gives us a leg up, if you will, in terms of what’s happening in the marketplace and positions us not only to get through this, but positions us when we are done with it. The relationships and offerings that we have will be much more powerful. I think the investments we’ve made and our creative capability, the stuff we’re doing on the creative side, is just amazing, and that develops brand loyalty. And so, across the board, I’m very proud of the people and the resources that we have and what we’re delivering.
Michael Roth, Chairman of the Board and Chief Executive Officer:
So with that, I thank you for your participation and obviously look forward to a conversation about the second quarter and what the rest of the year will look like. I thank you for your support. All be safe now. Bye.
Operator:
Thank you. This concludes today’s conference. You may disconnect at this time.
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Cautionary Statement
This transcript contains forward-looking statements. Statements in this transcript that are not historical facts, including statements about management’s beliefs and expectations, constitute forward-looking statements. These statements are based on current plans, estimates and projections, and are subject to change based on a number of factors, including those outlined under Item 1A, Risk Factors, in our most recent Annual Report on Form 10-K and other filings with the Securities and Exchange Commission (“SEC”). Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events.
Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

•	potential effects of a challenging economy, for example on the demand for our advertising and marketing services, on our clients’ financial condition and on our business or financial condition;

•
the outbreak of the novel coronavirus (“COVID-19”), including the measures to reduce its spread, and the impact on the economy and demand for our services, which may precipitate or exacerbate other risks and uncertainties;

•	our ability to attract new clients and retain existing clients;

•	our ability to retain and attract key employees;

•	risks associated with assumptions we make in connection with our critical accounting estimates, including changes in assumptions associated with any effects of a weakened economy;

•	potential adverse effects if we are required to recognize impairment charges or other adverse accounting-related developments;

•
risks associated with the effects of global, national and regional economic and political conditions, including counterparty risks and fluctuations in economic growth rates, interest rates and currency exchange rates;

•	developments from changes in the regulatory and legal environment for advertising and marketing and communications services companies around the world; and

•	failure to realize the anticipated benefits of the acquisition of the Acxiom business.

Investors should carefully consider these factors and the additional risk factors outlined in more detail in our most recent Annual Report on Form 10-K under Item 1A, Risk Factors, Quarterly Reports on Form 10-Q and our other SEC filings.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Three Months Ended March 31, 2020
	As Reported	Amortization of Acquired Intangibles	Net Losses on Sales of Businesses[1]	Adjusted Results
Net Revenue	$1,972.1			$1,972.1
Billable Expenses	387.7			387.7
Total Revenue	2,359.8			2,359.8

Cost of Services	2,188.7			2,188.7
Selling, General and Administrative Expenses	22.4			22.4
Depreciation and Amortization	72.8	$21.3		51.5
Total Operating Expense	2,283.9	21.3		2,262.6

Operating Income	75.9	(21.3)		97.2

Interest Expense, Net	(34.1)			(34.1)
Other Expense, Net	(21.8)		$(23.3)	1.5
Total (Expenses) and Other Income	(55.9)		(23.3)	(32.6)
Income Before Income Taxes	20.0	(21.3)	(23.3)	64.6
Provision for Income Taxes	17.2	4.2	0.9	22.3
Equity in Net Loss of Unconsolidated Affiliates	(0.2)			(0.2)
Net Loss Attributable to Noncontrolling Interests	2.1			2.1
Net Income Available to IPG Common Stockholders	$4.7	$(17.1)	$(22.4)	$44.2

Weighted-Average Number of Common Shares Outstanding - Basic	387.7			387.7
Dilutive effect of stock options and restricted shares	4.0			4.0
Weighted-Average Number of Common Shares Outstanding - Diluted	391.7			391.7

Earnings per Share Available to IPG Common Stockholders:
Basic	$0.01	$(0.04)	$(0.06)	$0.11
Diluted	$0.01	$(0.04)	$(0.06)	$0.11

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions) (UNAUDITED)
	Three Months Ended March 31,
	2020	2019

Net Revenue	$1,972.1	$2,004.8

EBITA Reconciliation:
Net Income (Loss) Available to IPG Common Stockholders	$4.7	$(8.0)

Add Back:
Provision for Income Taxes	17.2	10.5
Subtract:
Total (Expenses) and Other Income	(55.9)	(48.9)
Equity in Net Loss of Unconsolidated Affiliates	(0.2)	(0.3)
Net Loss Attributable to Noncontrolling Interests	2.1	1.5
Operating Income	75.9	50.2

Add Back:
Amortization of Acquired Intangibles	21.3	21.6

EBITA	$97.2	$71.8
EBITA Margin on Net Revenue %	4.9%	3.6%

Restructuring Charges	—	31.8

Adjusted EBITA	$97.2	$103.6
Adjusted EBITA Margin on Net Revenue %	4.9%	5.2%

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.

THE INTERPUBLIC GROUP OF COMPANIES, INC. AND SUBSIDIARIES RECONCILIATION OF ADJUSTED RESULTS (Amounts in Millions except Per Share Data) (UNAUDITED)
	Three Months Ended March 31, 2019
	As Reported	Amortization of Acquired Intangibles	Restructuring Charges	Net Losses on Sales of Businesses[1]	Adjusted Results
Net Revenue	$2,004.8				$2,004.8
Billable Expenses	356.4				356.4
Total Revenue	2,361.2				2,361.2

Cost of Services	2,166.7				2,166.7
Selling, General, and Administrative Expenses	41.4				41.4
Depreciation and Amortization	71.1	$21.6			49.5
Restructuring Charges	31.8		$31.8		—
Total Operating Expense	2,311.0	21.6	31.8		2,257.6

Operating Income	50.2	(21.6)	(31.8)		103.6

Interest Expense, Net	(42.0)				(42.0)
Other Expense, Net	(6.9)			$(8.6)	1.7
Total (Expenses) and Other Income	(48.9)			(8.6)	(40.3)
Income Before Income Taxes	1.3	(21.6)	(31.8)	(8.6)	63.3
Provision for Income Taxes	10.5	4.2	7.6	—	22.3
Equity in Net Loss of Unconsolidated Affiliates	(0.3)				(0.3)
Net Loss Attributable to Noncontrolling Interests	1.5				1.5
Net (Loss) Income Available to IPG Common Stockholders	$(8.0)	$(17.4)	$(24.2)	$(8.6)	$42.2

Weighted-Average Number of Common Shares Outstanding - Basic	384.5				384.5
Dilutive effect of stock options and restricted shares	N/A				4.4
Weighted-Average Number of Common Shares Outstanding - Diluted	384.5				388.9

(Loss) Earnings per Share Available to IPG Common Stockholders:
Basic	$(0.02)	$(0.05)	$(0.06)	$(0.02)	$0.11
Diluted	$(0.02)	$(0.05)	$(0.06)	$(0.02)	$0.11

[1] Includes losses on complete dispositions of businesses and the classification of certain assets as held for sale.

Note: Management believes the resulting comparisons provide useful supplemental data that, while not a substitute for GAAP measures, allow for greater transparency in the review of our financial and operational performance.